PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 1991)

                                  $200,000,000
                                                                            LOGO

                            Transamerica Corporation
                       6 3/4% NOTES DUE NOVEMBER 15, 2006
                               ------------------
                    Interest payable May 15 and November 15

                               ------------------

The Notes are not redeemable prior to maturity. The Notes will be represented by one or more global securities ("Global Notes") registered in the name of a nominee of The Depositary Trust Company, as depositary (the "Depositary").
    Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the
     Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will trade in the Depositary's Same-Day Funds Settlement System. All payments of principal and interest on global securities will be made by the
         Company in immediately available funds. See "Description of the Notes."
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
                       PRICE 99.741% AND ACCRUED INTEREST
                               ------------------

                                                           Underwriting
                                           Price to        Discounts and         Proceeds to
                                           Public(1)      Commissions(2)        Company(1)(3)
                                         -------------    ---------------    -------------------
Per Note...............................     99.741%            .650%               99.091%
Total..................................  $199,482,000       $1,300,000          $198,182,000

---------------
    (1) Plus accrued interest from November 15, 1996.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

    (3) Before deduction of estimated expenses of $338,000 payable by the
Company.
                               ------------------
     The Notes are offered by the Underwriters named below, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Cleary, Gottlieb, Steen & Hamilton, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about November 19, 1996 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                               ------------------

MORGAN STANLEY & CO.
             Incorporated
                     LEHMAN BROTHERS

                                                  J.P. MORGAN & CO.

November 13, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRANSAMERICA CORPORATION OR BY ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            TRANSAMERICA CORPORATION

     Transamerica Corporation ("Transamerica" or the "Company") is one of the world's largest financial services companies providing specialized financial and life insurance products and services to individuals and organizations. The Company had consolidated assets of $48.5 billion at September 30, 1996. The Company's businesses include life insurance, consumer lending, commercial lending, leasing and real estate services.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference herein, including that for interim periods. The information furnished for the nine months ended September 30, 1995 and 1996 reflects all adjustments and accruals which are, in the opinion of the management of Transamerica, necessary for a fair statement of the results for such periods. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                                           NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1991         1992         1993         1994         1995         1995         1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.............................. $  4,175.2   $  4,550.9   $  4,813.3   $  5,354.5   $  6,101.1   $  4,582.7   $  4,601.0
Net income:
  Income from continuing operations... $      5.6   $    334.0   $    447.5   $    427.9   $    470.5   $    361.1   $    335.1
  Income (loss) from discontinued
    operations........................       79.2        (90.8)       (47.0)        (0.7)
  Extraordinary loss on early
    extinguishment of debt............                                (23.1)
  Cumulative effect of change in
    accounting for post-employment
    benefits other than pensions......      (34.7)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income............................ $     50.1   $    243.2   $    377.4   $    427.2   $    470.5   $    361.1   $    335.1
                                        =========    =========    =========    =========    =========    =========    =========
Earnings per common share
Net income:
  Income from continuing operations... $    (0.08)  $     4.00   $     5.40   $     5.46   $     6.58   $     5.04   $     4.82
  Income (loss) from discontinued
    operations........................       1.03        (1.17)       (0.60)       (0.01)
  Extraordinary loss on early
    extinguishment of debt............                                (0.29)
  Cumulative effect of change in
    accounting for post-employment
    benefits other than pensions......      (0.45)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income............................ $     0.50   $     2.83   $     4.51   $     5.45   $     6.58   $     5.04   $     4.82
                                        =========    =========    =========    =========    =========    =========    =========
Average number of common shares
  outstanding.........................       76.7         78.0         78.5         72.6         68.8         68.9         66.8
Ratio of earnings from continuing
  operations to fixed charges(1)......       1.06         1.90         2.09         2.14         1.95         1.96         1.74
At period end:
Total assets.......................... $ 31,133.6   $ 33,290.9   $ 36,050.5   $ 40,393.8   $ 47,944.5   $ 46,349.1   $ 48,508.2
Notes and loans payable:
  Short-term and current portion of
    long term debt.................... $    715.4   $  1,062.6   $  2,023.0   $  1,684.0   $    996.3   $  1,092.1   $  1,793.7
  Long-term debt......................    6,975.6      6,510.5      5,681.0      7,489.1      9,341.5      9,081.2      8,748.4
Stockholders' equity(2)...............    3,025.8      3,300.1      3,363.5      2,735.8      4,299.9      4,093.3      3,669.3
Book value per common share(2)........ $    36.28   $    36.31   $    38.46   $    34.87   $    58.61   $    55.29   $    51.84

---------------
(1) The consolidated ratios of earnings from continuing operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

(2) In the first quarter of 1994 Transamerica adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, which resulted in all of Transamerica's investments in debt securities being reported at fair value. There is no effect on the income statement from the adoption of this accounting standard, and prior periods have not been restated.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of the Notes will be used by the Company for general corporate purposes, which may include repayment of debt and repurchase of its securities.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will mature on November 15, 2006. The Notes will be issued under an Indenture, dated as of August 1, 1991 (the "Indenture"), between Transamerica and Wells Fargo Bank, N.A. (as successor trustee by merger to First Interstate Bank of California) (the "Trustee"), which is more fully described in the accompanying Prospectus. The Notes will be issued in fully registered form only and in denominations of $1,000 and integral multiples thereof.

     The Notes will bear interest at the rate of 6 3/4% per annum and will be payable semi-annually on each May 15 and November 15, beginning May 15, 1997, to the persons in whose names the Notes are registered at the close of business on the May 1 or November 1 next preceding the Interest Payment Date. Except as provided under "Book-Entry System," payments of principal and interest will be payable at the corporate trust office of the Trustee in San Francisco, California, provided that payment of interest may be made by checks mailed to the registered holders, at the option of the Company. The Notes may be presented for registration of transfer or exchange at the corporate trust office of the Trustee in San Francisco, California. In the event the Notes are no longer represented by Global Notes, the Company will designate a Paying Agent and a transfer agent in New York, New York.

     Because Transamerica is a holding company, the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be effectively subordinate to the claims of the subsidiary's creditors, which will take priority except to the extent that Transamerica may itself be a creditor with recognized claims against the subsidiary.

REDEMPTION

     The Notes are not redeemable prior to maturity and will not be subject to any sinking fund.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, the Depositary, as depository, and registered in the name of the Depositary's nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor depository or any other nominee of such successor.

     The Depositary has advised as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the

National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of interests in the Global Notes under the Depositary system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Global Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Notes, except as described below.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Global Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Global Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not the Depositary, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor depository is not obtained, definitive Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depository).

     Global Notes representing all but not part of the Notes offered hereby are exchangeable for Notes in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depository for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, and the Company does not appoint a successor depository within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility or (ii) the Company executes and delivers to the Trustee a Company Order that such Global Notes shall be exchangeable. The Global Notes exchangeable pursuant to the preceding sentence shall be exchangeable for Notes issuable in denominations of $1,000 and any integral multiple thereof and registered in such names as the Depositary shall direct. In the event of such exchange, interest and principal on the Notes will be payable in the manner provided for Notes in definitive form. See "Description of Debt
Securities -- General" in the accompanying Prospectus.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                                  UNDERWRITING

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated November 13, 1996, the Underwriters named below have severally agreed to purchase from the Company, and the Company has agreed to sell to them, the respective principal amount of the Notes set forth below:

                                                                          PRINCIPAL
                                  UNDERWRITER                               AMOUNT
        ---------------------------------------------------------------  ------------
        Morgan Stanley & Co. Incorporated..............................  $ 68,000,000
        Lehman Brothers Inc. ..........................................    66,000,000
        J.P. Morgan Securities Inc. ...................................    66,000,000
                                                                         ------------
                  Total................................................  $200,000,000
                                                                          ===========

     The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to take and pay for all of the Notes if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession of
 .40% of their principal amount. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company does not intend to list the Notes on a national securities exchange. The Company has been advised by Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and J.P. Morgan Securities Inc. that each of them intends to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     From time to time, the Underwriters may perform investment banking, commercial banking and other financial services for the Company and its affiliates.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

                                  $500,000,000

                            TRANSAMERICA CORPORATION

                                DEBT SECURITIES

     Transamerica Corporation ("Transamerica") may offer from time to time its unsecured debt securities consisting of senior notes, debentures or other evidences of indebtedness (the "Senior Securities") and/or subordinated notes, debentures, or other evidences of indebtedness (the "Subordinated Securities"; the Senior Securities and Subordinated Securities being herein collectively referred to as "Debt Securities") at an aggregate initial offering price of not more than $500,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies or composite currencies. The Subordinated Securities may be offered in a form convertible, at the option of the holder and subject to certain conditions, into common stock of Transamerica (the "Subordinated Convertible Securities") and in a form payable at maturity only by exchange for, or from designated proceeds from the sale of, common stock, perpetual preferred stock or other capital securities of Transamerica (the "Subordinated Capital Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and as set forth in a Prospectus Supplement or Prospectus Supplements. The Debt Securities may be sold for United States dollars, one or more foreign currencies or amounts determined by reference to an index and the principal of and any interest on the Debt Securities may likewise be payable in United States dollars, one or more foreign currencies or amounts determined by reference to an index.

     The Senior Securities will be unsecured obligations of Transamerica and will rank on a parity with other unsecured indebtedness of Transamerica. The Subordinated Securities will be unsecured obligations of Transamerica and will rank on a parity with other Subordinated Indebtedness of Transamerica and, together with such Subordinated Indebtedness, will be subordinated in right of payment to all Prior Indebtedness of Transamerica. See "Description of Debt Securities--Subordination" and "--Definition of Prior Indebtedness."

     The terms of each series of Debt Securities, including, where applicable: the specific designation; aggregate principal amount; currency; authorized denominations; maturity; premium; interest rate or rates (which may be fixed or variable) and time or times of payment of any interest; any terms for optional or mandatory redemption at the option of Transamerica or repayment at the option of the Holder; payment of additional amounts for sinking fund payments; whether any Subordinated Securities will be Subordinated Convertible Securities and/or Subordinated Capital Securities; whether any interest on the Subordinated Securities may be payable at the option of Transamerica in the form of its common stock; the initial public offering price; the net proceeds to Transamerica and any other specific terms in connection with the offering and sale of such series will be set forth in a Prospectus Supplement or Prospectus Supplements. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of Transamerica and if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

     The Debt Securities may be sold directly by Transamerica or to or through underwriters or dealers or through agents designated from time to time. See "Plan of Distribution." If any underwriters or agents of Transamerica are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such underwriters or agents and any applicable underwriter's discounts, agent's commissions or dealer's purchase price will be set forth, or will be calculable from the information set forth, in a Prospectus Supplement.

     The Debt Securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Securities in bearer form may be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 30, 1991.

                             AVAILABLE INFORMATION

     Transamerica is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the public reference facilities in the New York Regional Office, Room 1400, 75 Park Place, New York, New York and the Chicago Regional Office, Room 3190, 230 South Dearborn Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. In addition, certain securities of Transamerica are listed on the New York Stock Exchange and the Pacific Stock Exchange and such material can also be inspected at the offices of the New York and Pacific Stock Exchanges.

     Transamerica has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Transamerica with the Commission are incorporated by reference in this Prospectus.

     1. Transamerica's annual report on Form 10-K for the year ended December 31, 1990.

     2. Transamerica's quarterly reports on Form 10-Q for the quarters ended March 31, 1991 and June 30, 1991.

     3.  Transamerica's current report on Form 8-K dated August 30, 1991.

     All documents filed by Transamerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     Transamerica hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference in the information that this Prospectus incorporates. Requests should be directed to the office of the Corporate Secretary, Transamerica Corporation, 600 Montgomery Street, San Francisco, California 94111 (telephone: (415) 983-4182).
                               ------------------
     FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement in connection with the offer contained in this Prospectus and any accompanying Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by Transamerica or by any agent or underwriter. This Prospectus and any accompanying Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and any accompanying Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Transamerica since such date. This Prospectus shall not be used unless accompanied by a Prospectus Supplement.
                               ------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S. $").

                            TRANSAMERICA CORPORATION

     Transamerica Corporation is a financial services organization which engages through its subsidiaries in two primary businesses: finance and insurance. Finance consists of consumer lending, commercial lending, leasing and real estate services operations. Insurance comprises life insurance, property and casualty insurance, insurance brokerage and asset management operations. Transamerica was incorporated in Delaware in 1928 and its principal executive offices are located at 600 Montgomery Street, San Francisco, California 94111 (telephone (415) 983-4000).

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the net proceeds of the sale of the Debt Securities will be used by Transamerica for general corporate purposes which may include the refinancing of indebtedness and the repurchasing of preferred stock.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends of Transamerica for each of the years 1986 through 1990 and for the six months ended June 30, 1991.

                                                                                       SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,          ENDED
                                                 -------------------------------------  JUNE 30,
                                                 1986    1987    1988    1989    1990     1991
                                                 -----   -----   -----   -----   -----    ----
Ratio of Earnings to Fixed Charges.............  1.96    2.30    1.54    1.54    1.46     1.48
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends........  1.90    2.23    1.51    1.51    1.43     1.45

     The consolidated ratios of earnings to fixed charges were computed by dividing earnings before fixed charges and income taxes by fixed charges. The consolidated ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings before fixed charges and income taxes by the fixed charges and preferred stock dividends. For computation of such ratios, earnings consist of operating income from continuing operations, to which has been added fixed charges and income taxes of Transamerica and its subsidiaries. Fixed charges consist of consolidated interest and debt expense and one-third of consolidated rent expense, which approximates the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities are to be issued under an Indenture dated as of August 1, 1991 (the "Senior Indenture") between Transamerica and Bankers Trust Company, as Trustee (in such capacity, the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture to be entered into (the "Subordinated Indenture") between Transamerica and Bankers Trust Company, as Trustee (in such capacity, the "Subordinated Trustee"; together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures and, unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

     Debt Securities offered by this Prospectus will be limited to an aggregate initial public offering price of $500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. The Indentures provide that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Senior Securities will be unsecured obligations of Transamerica and will rank on a parity with other unsecured indebtedness of Transamerica. The Subordinated Securities will be unsecured obligations of Transamerica and will rank on a parity with other Subordinated Indebtedness of Transamerica and, together with such Subordinated Indebtedness, will be subordinated in right of payment to all Prior Indebtedness of Transamerica, all as described under "Subordination" and "Definition of Prior Indebtedness."

     Because Transamerica is a holding company, the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be effectively subordinate to the claims of the subsidiary's creditors, which will take priority except to the extent that Transamerica may itself be a creditor with recognized claims against the subsidiary.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Debt Securities: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether Securities of the series are to be issuable with or without coupons or both, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates at which the Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date, and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (8) the Person to whom any interest on any Debt Securities that are Registered Securities will be payable if other than the Person in whose name such Registered Securities are registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any Debt Securities that are Bearer Securities will be paid if other than in the manner described under "Payment and Paying Agents" below; (9) in the case of Subordinated Convertible Securities, any terms by which the Subordinated Convertible Securities will be convertible into Common Stock, $1.00 par value (the "Common

Stock"), of Transamerica at the option of the Holders thereof; (10) any mandatory or optional sinking fund or analogous provisions; (11) in the case of Subordinated Capital Securities, any terms by which the principal of the Subordinated Capital Securities will be exchangeable for Capital Securities (see "Description of Capital Securities") and any terms and conditions creating available funds pursuant to which the proceeds from the sales of Capital Securities may be designated by notice to the Subordinated Trustee in accordance with the Subordinated Indenture as available for the payment of any of the principal of the Subordinated Securities (the "Available Funds"); (12) in the case of Subordinated Securities, any terms by which interest on the Debt Securities may be paid at the option of Transamerica in the form of Common Stock; (13) each office or agency where, subject to the applicable terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration or transfer or exchange;
(14) the date, if any, after which and the price or prices at which the Debt Securities may be, in whole or in part, redeemed at the option of Transamerica or repaid at the option of the Holder, or pursuant to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (15) the denominations in which any Debt Securities that are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities that are Bearer Securities will be issuable, if other than the denomination of $5,000; (16) the currency or currencies of payment of principal of and any premium and interest on the Debt Securities and the ability, if any, of Transamerica or the Holder to have such payments made in any currency or currencies other than those in which the Debt Securities are stated to be payable; (17) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities; (18) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of the maturity thereof; (19) the application, if any, of either or both of the defeasance or covenant defeasance sections of the Indentures as described below under "Defeasance and Covenant Defeasance" to the Debt Securities; (20) the Person who shall be the Security Registrar for Debt Securities issuable as Registered Securities, if other than the Trustee; the Person who shall be the initial Paying Agent and the Person who shall be the initial Common Depositary or the depositary, as the case may be; (21) any additional Events of Default with respect to such Debt Securities; and (22) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities and any Federal income tax consequences and other special considerations applicable to any series of Debt Securities.

     Transamerica may elect to structure a series of Subordinated Capital Securities to qualify as capital under guidelines of certain statistical rating agencies the names of which will be set forth in the applicable Prospectus Supplement (the "Rating Agencies"). In such event, the applicable Prospectus Supplement will describe the terms and conditions of the Subordinated Capital Securities which will limit a Holder's right to accelerate the maturity of the security upon default to certain events involving the bankruptcy, insolvency or reorganization of Transamerica and will provide that under certain circumstances such securities will be payable at maturity or earlier only from Available Funds from the sale of, or by exchange for, common stock, perpetual preferred stock or certain other securities of Transamerica. See "Description of Capital Securities."

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities other than Bearer Securities in temporary or permanent global form will have interest coupons attached. (Section
201) Each Indenture also will provide that Bearer Securities of a series may be issuable in permanent global form. (Section 201) See "Permanent Global Securities." If Bearer Securities are being offered, the applicable Prospectus Supplement will set forth various limitations on their offering, sale and distribution.

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear the following legend: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by Transamerica for such purpose with respect to any series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. (Section 305) If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by Transamerica with respect to any series of Debt Securities, Transamerica may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, Transamerica will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Transamerica will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. Transamerica may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     Transamerica shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before (A) if Debt Securities of the series are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption or exchange and ending at the close of business on the day of such mailing and (B) if Debt Securities of the series are issuable as either Bearer Securities or Registered Securities, the earlier of the day of the first publication of the relevant notice of redemption or exchange or the mailing of the relevant notice of redemption or exchange and ending on the close of business of such earlier day; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption or exchange, except any portion of such Registered Security not being redeemed or exchanged in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Transamerica may designate from time to time or, at the option of the Holder, by a check or by transfer to an account maintained by the Holder with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to the Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of

Transamerica in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Transamerica's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as Transamerica may designate from time to time, except that at the option of Transamerica payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or, if so provided in the applicable Prospectus Supplement, by wire transfer to a bank account maintained by the Holder. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Transamerica for the Debt Securities will be named in an applicable Prospectus Supplement. Transamerica may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, Transamerica will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Transamerica will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Transamerica will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002)

     All moneys paid by Transamerica to a Paying Agent or held by Transamerica in trust for the payment of principal of and any premium or interest on any Debt Security, which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable, will be discharged from trust and repaid to Transamerica at its request and the Holder of such Debt Security or any coupon will thereafter look only to Transamerica for payment thereof. (Section 1003)

TEMPORARY GLOBAL SECURITIES

     If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, but within a reasonable period of time, each such temporary global Security will be exchangable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only under the circumstances set forth in the accompanying pricing supplement to such Prospectus Supplement. No definitive Bearer Security delivered in exchange for a portion of a temporary global Security shall be mailed or otherwise delivered to any location in the United States or its possessions in connection with such exchange. (Section 304) Any special restrictions on delivery of a Debt Security issued in permanent global form will be set forth in a Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

     If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. (Section 305) A Person having a beneficial interest in a permanent global Security will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

SUBORDINATION

     The indebtedness evidenced by the Subordinated Securities is subordinate to the prior payment when due of the principal of and premium, if any, and interest on all Prior Indebtedness (as defined below). (Subordinated Indenture Section
1501) During the continuance of any payment default with respect to Prior Indebtedness or any other default with respect to Prior Indebtedness or if any such default would be caused by any payment upon or in respect of the Subordinated Securities, no payment in cash or Capital Securities (other than upon conversion, if applicable) may be made by Transamerica upon or in respect of the principal, premium, if any, or interest on the Subordinated Securities of any series. Upon any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of Transamerica, no amount shall be paid in cash or Capital Securities (other than upon conversion, if applicable) by Transamerica, in respect of the principal, premium, if any, or interest on the Subordinated Securities of any series unless and until all Prior Indebtedness has been paid in full together with all interest thereon and all other amounts payable in respect thereof. (Subordinated Indenture Section 1501) By reason of such subordination, in the event of Transamerica's insolvency, holders of Prior Indebtedness may receive more, ratably, and Holders of the Subordinated Securities may receive less, ratably, than the other creditors of Transamerica. Such subordination will not prevent the occurrence of any Event of Default.

DEFINITION OF PRIOR INDEBTEDNESS

     The term "Prior Indebtedness" is defined in the Subordinated Indenture as the principal of and premium, if any, and interest on the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created: (a) indebtedness of Transamerica for money borrowed by Transamerica (including purchase money obligations with an original maturity in excess of one year and noncontingent obligations to reimburse any bank or other person in respect of amounts paid under letters of credit) or evidenced by debentures, bonds, notes or other corporate debt securities or similar instruments issued by Transamerica; (b) leases for real property, equipment or other assets used in Transamerica's business, which leases are capitalized in Transamerica's consolidated financial statements in accordance with generally accepted accounting principles; (c) commitment or standby fees due and payable to lending institutions with respect to credit facilities available to Transamerica; (d) obligations under interest rate and currency exchanges, floors, caps or other similar arrangements; (e) indebtedness secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by Transamerica subject to such mortgage, pledge, lien or other encumbrance, whether or not the indebtedness secured thereby shall have been assumed by Transamerica; (f) obligations of Transamerica constituting a guarantee of indebtedness of or joint obligation with another or others which would be included in the preceding clauses (a), (b), (c), (d) or (e) if an obligation of Transamerica; or (g) renewals, extensions or refundings of any of the indebtedness, leases, fees or obligations referred to in the preceding clauses (a), (b), (c), (d), (e) or (f); provided that

Prior Indebtedness shall not include (i) any particular indebtedness, lease, fee, obligation, renewal, extension or refunding if, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness, lease, fee or obligation or such renewal, extension or refunding thereof is stated to be not superior in right of payment to the Subordinated Securities, (ii) indebtedness of Transamerica owing, directly or indirectly, to any person under or in respect of any employee benefit plan of Transamerica or any affiliate of Transamerica or owing, directly or indirectly, to any employee of Transamerica or any affiliate of Transamerica, (iii) indebtedness representing the maximum fixed repurchase price of any capital stock of Transamerica which by its terms or otherwise is or may be required to be redeemed or repurchased prior to the Stated Maturity of the Securities or at the option of the Holder thereof, (iv) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money, (v) accounts payable or any other indebtedness to trade creditors created or assumed by Transamerica, (vi) any liability for federal, state, local or other taxes owed or owing by Transamerica and (vii) the Subordinated Securities. (Subordinated Indenture Section 101) At July 31, 1991, Transamerica's Prior Indebtedness was approximately $1.0 billion. The Subordinated Indenture does not limit the amount of Prior Indebtedness which Transamerica may incur, through direct borrowings, guarantees of existing or future indebtedness of subsidiaries or otherwise, nor does the Subordinated Indenture prohibit Transamerica from creating liens on its property for any purpose.

CONVERSION OF SUBORDINATED CONVERTIBLE SECURITIES

     The Holders of Subordinated Convertible Securities of a specified series will be entitled at certain times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to convert any Subordinated Convertible Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into Common Stock, at the Conversion Price set forth in the applicable Prospectus Supplement, subject to adjustment as described below and in the applicable Prospectus Supplement. Except as described below and in the applicable Prospectus Supplement, no adjustment will be made on conversion of any Subordinated Convertible Securities for interest accrued thereon or for dividends on any Common Stock issued. (Subordinated Indenture Section 1603) If any Subordinated Convertible Securities not called for redemption are converted between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date, such Subordinated Convertible Securities must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. (Subordinated Indenture Section 1603) Transamerica is not required to issue fractional shares of Common Stock upon conversion of Subordinated Convertible Securities and, in lieu thereof, will pay a cash adjustment based upon the Market Value of the Common Stock on the last business day prior to the date of conversion. (Subordinated Indenture Section 1604) In the case of Subordinated Convertible Securities called for redemption, conversion rights will expire at the close of business on the Redemption Date, and no interest will be payable on any such Subordinated Convertible Securities converted between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date. (Subordinated Indenture Section 1603)

     The Conversion Price is subject to adjustment under formulas set forth in the Subordinated Indenture in certain events, including: the issuance of capital stock as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined); and the distribution to all holders of Common Stock of evidences of indebtedness or assets of Transamerica (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). (Subordinated Indenture Section 1606) In the event that Transamerica shall distribute any rights or warrants to acquire capital stock ("Rights") pursuant to which separate certificates representing such Rights will be distributed subsequent to the initial distribution of such Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Subordinated Convertible Securities), such subsequent distribution shall be deemed to be the distribution of such Rights; provided that Transamerica may, in lieu of making any adjustment in the Conversion Price upon a distribution of separate certificates representing such Rights, make proper provision so that each holder of such a Security who converts such Security (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of Common Stock issued with Rights and (b) after such record date and prior to the expiration, redemption or termination of such Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, the same number of such Rights as would a holder of the number of shares of Common Stock that such Security so converted would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Rights if such Security were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of Transamerica or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

     No adjustment in the Conversion Price will be made for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% in the Conversion Price then in effect; provided, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Transamerica reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as Transamerica in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Transamerica to its stockholders shall not be taxable. (Subordinated Indenture Section 1606) Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification or change of the Common Stock, or
(ii) a consolidation or merger involving Transamerica, or (iii) a sale or conveyance to another corporation of the property and assets of Transamerica as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Subordinated Convertible Securities then outstanding will be entitled thereafter to convert such Subordinated Convertible Securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Subordinated Convertible Securities been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. (Subordinated Indenture Section 1607)

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Subordinated Convertible Securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock or the Subordinated Convertible Securities.

CERTAIN COVENANTS WITH RESPECT TO SENIOR SECURITIES

     Limitations on Liens

     The Senior Indenture provides that neither Transamerica nor any Restricted Subsidiary is permitted to incur, issue, assume or suffer to exist any Indebtedness or any guarantees of Indebtedness secured by a mortgage, pledge or lien ("Mortgage") on any property of Transamerica or any Restricted Subsidiary or on any shares of stock or Indebtedness of any Restricted Subsidiary, without effectively providing that the Senior Securities shall be secured (together, at the option of Transamerica, with any other Indebtedness of Transamerica or such Restricted Subsidiary not subordinate to the Senior Securities), equally and ratably with (or prior to) such secured Indebtedness, provided that such secured Indebtedness may be incurred if, immediately after giving effect thereto, the aggregate amount of all secured Indebtedness of Transamerica and its Restricted Subsidiaries does not exceed 15% of Transamerica's Consolidated Net Worth. This restriction does not, however, apply to, among other things, Indebtedness secured by (a) Mortgages existing on the date of the Senior Indenture or, as to each series of Senior Securities, on the date of initial issuance of such Senior Securities; (b) Mortgages on property of, or on shares of stock of, or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary and securing Indebtedness of such corporation outstanding at the time; (c) purchase money Mortgages or other purchase money liens upon any property acquired after the date of the Senior Indenture by Transamerica or any Restricted Subsidiary, including Mortgages securing the payment of any part of or all the purchase price of such property or securing any Indebtedness incurred or committed to prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing any part of the purchase price thereof; (d) Mortgages on property existing at the date of acquisition thereof and acquired by Transamerica or any Restricted Subsidiary after the date of the Senior Indenture whether or not the Indebtedness secured by any such Mortgage is assumed or guaranteed by Transamerica or any Restricted Subsidiary, provided that no such Mortgage shall extend to or cover any other property of Transamerica or of such Restricted Subsidiary, as the case may be; (e) Mortgages to secure the extension, renewal or replacement of any Indebtedness secured by any Mortgage referred to in Clauses (a) through (d) above, provided that there shall not be an increase in the aggregate principal amount of Indebtedness secured by such extension, renewal or replacement other than on account of any premium or fee payable in connection with such renewal, extension or replacement; (f) Mortgages in favor of Transamerica or any Restricted Subsidiary; (g) liens in favor of governmental bodies to secure certain statutory obligations; (h) mechanics, materialmen's or similar liens; (i) judgment liens currently being contested; (j) landlords' liens; (k) tax deposits and (l) similar liens which do not materially impair the use or value of the affected property in the operation of the business of Transamerica or a Restricted Subsidiary. (Senior Indenture Section 1008)

     "Indebtedness" is defined to include, among other things, all indebtedness representing money borrowed, all indebtedness secured by a lien on property, the present value of the aggregate rentals payable under certain Financing Leases and, with respect to any Restricted Subsidiary, Preferred Stock of such Restricted Subsidiary. "Consolidated Net Worth" is defined to include the shareholders' equity of Transamerica and its Subsidiaries as it appears on their consolidated balance sheet, prepared in accordance with generally accepted accounting principles. "Restricted Subsidiary" means Transamerica Insurance Corporation of California and each of its Subsidiaries and any successor Subsidiary to any of the foregoing Subsidiaries by way of merger, consolidation or purchase of any substantial part of its assets.

     Limitations Upon Dispositions of Voting Stock of Restricted Subsidiaries

     Transamerica is restricted from disposing of any shares of Voting Stock of a Restricted Subsidiary (other than directors' qualifying shares or sales to a wholly-owned Restricted Subsidiary) and Restricted Subsidiaries are restricted from disposing of any shares of Voting Stock of any other Restricted Subsidiary (other than to Transamerica or to a wholly-owned Restricted Subsidiary or for directors' qualifying shares) unless (a) at the time of such disposition either
(i) the consideration received by Transamerica and the Restricted Subsidiaries is, in the opinion of the Board of Directors, at least equal to the fair value of such stock or (ii) in the opinion of the Board of Directors, the disposition is in the best interests of Transamerica and the Restricted Subsidiaries; (b) such Restricted Subsidiary does not own any Voting Stock of any other Restricted Subsidiary not being sold or disposed of simultaneously; and (c) immediately after such transaction there will not have occurred an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default. (Senior Indenture Section 1009)

     "Voting Stock," as applied to the stock of a Restricted Subsidiary, means stock (or such equivalent) of a class or classes, however designated, having voting power for the election of directors of such Restricted Subsidiary, whether at all times or only so long as no senior class or stock has such voting power because of default in dividends or other default.

     Prepayment of Senior Securities

     The Senior Securities of each series are, from time to time, subject to prepayment, in whole or in part, of the principal amount thereof, together with interest accrued to the date of prepayment, at the option of the Holder, if, over the term of such series, the book value of the Voting Stock of Restricted Subsidiaries disposed of (pursuant to the provisions for dispositions described under "Limitations Upon Dispositions of Voting Stock of Restricted Subsidiaries") for less than fair value exceeds 20% of Consolidated Net Worth, as determined at the time of the most recent disposition. Notice to Holders of such Securities shall be given not more than five Business Days after the date of such disposition and shall specify the date (not less than 20 days nor more than 60 days after such disposition) by which the Holders of such Securities must give written notice of election to receive such prepayment and the date (not less than 60 days nor more than 90 days after such disposition) on which such Securities will be prepaid. (Senior Indenture Section 1010)

ABSENCE OF RESTRICTIVE COVENANTS

     The Indentures do not contain any provision which will restrict Transamerica in any way from paying dividends or making other distributions on its capital stock or purchasing or redeeming any of its capital stock, or from incurring, assuming or becoming liable upon Prior Indebtedness or Subordinated Indebtedness or any other type of debt or other obligations or from selling assets of any Restricted Subsidiary. The Indentures do not contain any financial ratios or specified levels of net worth or liquidity to which Transamerica must adhere. In addition, the Subordinated Indenture does not restrict Transamerica from creating liens on its property for any purpose.

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     Senior Securities

     Any one of the following events will constitute an Event of Default under the Senior Indenture with respect to Senior Securities of any series: (a) failure to pay any interest on any Senior Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Senior Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Security of that series; (d) failure to perform any other covenant or warranty of Transamerica in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Senior Securities other than that series), continued for 60 days after written notice by the Senior Trustee or the Holders of 10% of the Outstanding Securities as provided in the Indenture; (e) failure to pay at maturity or the acceleration of the maturity of any indebtedness for money borrowed or guaranteed by Transamerica with a then outstanding aggregate principal amount in excess of $10,000,000, which acceleration is not annulled or indebtedness discharged within 30 days after written notice by the Senior Trustee or Holders of 25% of the Outstanding Securities as provided in the Indenture, provided that if such failure shall have been cured or waived by the holders of such indebtedness prior to the acceleration of the Senior Securities, the Event of Default will be deemed likewise to have been cured or waived; (f) certain events of bankruptcy, insolvency or reorganization involving Transamerica; and (g) any other Event of Default provided with respect to Securities of that series. (Senior Indenture Section 501)

     If an Event of Default with respect to Senior Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Senior Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Senior Indenture Section 502)

     Subordinated Securities

     Any one of the following events will constitute an Event of Default under the Subordinated Indenture with respect to Subordinated Securities of any series: (a) failure to pay any interest on any Subordinated Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Subordinated Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Subordinated Security of that series; (d) failure to perform any other covenant or warranty of Transamerica in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of a series of Subordinated Securities other than that series), continued for 60 days after written notice by the Subordinated Trustee or the Holders of 10% of the Outstanding Securities as provided in the Indenture; (e) failure to pay at maturity or the acceleration of the maturity of any Subordinated Indebtedness with a then outstanding aggregate principal amount in excess of $10,000,000 which acceleration is not annulled or such Subordinated Indebtedness discharged within 30 days after written notice by the Senior Trustee or Holders of 25% of the Outstanding Securities as provided in the Subordinated Indenture, provided that if such failure shall have been cured or waived by the holders of such Subordinated Indebtedness prior to the acceleration of the Subordinated Securities, the Event of Default will be deemed likewise to have been cured or waived; (f) certain events of bankruptcy, insolvency or reorganization involving Transamerica; and (g) any other Event of Default provided with respect to Subordinated Securities of that series. (Subordinated Indenture Section 501)

     If (a) an Event of Default shall have occurred and is continuing with respect to Subordinated Securities of any series at the time Outstanding (other than Subordinated Securities structured as Subordinated Capital Securities), or
(b) certain events of bankruptcy, insolvency or reorganization with respect to Transamerica shall have occurred and be continuing with respect to Subordinated Securities of any series at the time Outstanding that have been structured as Subordinated Capital Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series by notice as provided in the Subordinated Indenture may declare the principal amount of (or, if the Outstanding Subordinated Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and all accrued but unpaid interest on all Outstanding Subordinated Securities of that series to be due and payable immediately in cash. At any time after a declaration of acceleration with respect to Subordinated Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Subordinated Trustee, and subject to applicable law and certain other provisions of the Subordinated Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Subordinated Indenture Section 502)

     General

     Each Indenture will provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holder shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities and coupons of such series notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on any Debt Security or of any coupon of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities and coupons. (Section
602)

     Transamerica will be required to furnish to the Trustees annually a statement as to the performance by Transamerica of certain of its obligations under the Indentures and as to any default in such performance. Transamerica will give the Trustee prompt written notice of any event known to it that with the giving of notice by the Holders of 25% or more of the Securities of any series or such Trustee and the lapse of time would become an Event of Default under clause (e) in the first paragraph under "Senior Securities" or "Subordinated Securities", above. (Senior Indenture Section 1011, Subordinated Indenture Section 1006)

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of each Indenture may be made by Transamerica and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Security or related coupon, (b) reduce the principal amount of, or premium or interest on, any Security or related coupon or, in the case of Subordinated Capital Securities, impair the right to delivery of Capital Securities, if any, (c) change any obligation of Transamerica to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the coin or currency in which any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of Transamerica to maintain an office or agency in the places and for the purposes required by the Indenture, (j) adversely affect the right to repayment, (k) with respect to the Subordinated Indenture, modify the terms relating to subordination in a manner adverse to the Holders of Subordinated Securities issued under that Indenture or impair the rights of Holders to convert Subordinated Convertible Securities or
(l) modify any of the above provisions. (Section 902)

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by Transamerica with certain restrictive provisions of the Indenture. (Senior Indenture Section 1012, Subordinated Indenture Section 1007) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series and any coupons appertaining thereto, waive any past default and its consequences under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Debt Security of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities or the number of votes entitled to be cast by the Holder of any Debt Security (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined as of the date of original issuance of such Security by Transamerica in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301) A meeting may be called at any time by the Trustee, and also, upon request, by Transamerica or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding

Securities of a series may be adopted at a meeting or an adjourned meeting duly convened at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, except for any consent that must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1304)

DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture provides that, unless Transamerica elects otherwise pursuant to Section 301 of the Indenture with respect to the Debt Securities of any series, Transamerica may elect with respect to any series of Debt Securities either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Securities under Sections 1005 through 1010 of the Senior Indenture and Section 1005 of the Subordinated Indenture ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and interest on such Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, Transamerica has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred and, in the case of Bearer Securities, there will be no adverse federal tax consequences to the Holders of such Bearer Securities as a result of such defeasance or covenant defeasance. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the case of covenant defeasance, such termination will not relieve Transamerica of its obligations to pay when due the principal of and interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for payment thereof. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Securities of a particular series. (Article Fourteen)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Transamerica, without the consent of the Holders of any of the Outstanding Securities under either of the Indentures, may consolidate or merge with or into, or transfer or lease substantially all of its assets to, any Person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into Transamerica or convey, transfer or lease substantially all of its assets to Transamerica, provided that any successor Person assumes Transamerica's obligations on the Outstanding Securities and under the Indentures, that after giving effect to the transaction no Event of Default, and no event which after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

NOTICES

     Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

     Title to any Bearer Securities (including Bearer Securities in permanent global form), and any coupons appertaining thereto will pass by delivery. Transamerica, the Trustee and any agent of Transamerica or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

     Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Transamerica at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Transamerica at the expense of the Holder upon delivery to the Trustee of the Debt Security, coupon or coupons or evidence of the destruction, loss or theft thereof satisfactory to Transamerica and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the Trustee and Transamerica may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

GOVERNING LAW

     The Indentures, the Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of California. (Section 113)

REGARDING THE TRUSTEES

     Bankers Trust Company ("BTC") will be the Senior Trustee and the Subordinated Trustee. BTC provides a line of credit to Transamerica and a line of credit to Transamerica Finance Corporation, a wholly owned subsidiary of Transamerica ("Transamerica Finance Corporation"). Transamerica and Transamerica Finance Corporation have outstanding interest rate exchange agreements with BTC. BTC is the trustee for certain senior securities issued by Transamerica Finance Corporation. BT Securities Corporation, an affiliate of BTC, is a commercial paper placement agent for Transamerica. BTC is a subsidiary of Bankers Trust New York Corporation.

     The Senior Trustee or the Subordinated Trustee may from time to time make loans to Transamerica or its subsidiaries and perform other services for Transamerica or its subsidiaries in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as recently amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                          DESCRIPTION OF COMMON STOCK

     All issued and outstanding shares of Common Stock of Transamerica, including any shares offered hereby in lieu of interest on, in exchange for, or upon the maturity of, Subordinated Securities, are or will be fully paid and nonassessable. Holders of Common Stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets available for distribution upon liquidation. Each share of Common Stock is entitled to one vote, and each one-half share of Common Stock is entitled to one-half vote, at all meetings of stockholders. The holders of Common Stock are not entitled to cumulative voting rights in the election of directors. As of July 31, 1991, Transamerica had 76,681,434 shares of Common Stock outstanding.

     Transamerica is party to several agreements which place certain restrictions on it as to the purchase of Transamerica's Common Stock and the payment of dividends. These limitations are not considered to have a practical effect on the ability of Transamerica to pay dividends to its stockholders.

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

RIGHTS

     On July 17, 1986, the Board of Directors of Transamerica declared a dividend distribution of one Right for each outstanding share of Common Stock of Transamerica to stockholders of record at the close of business on August 8, 1986. Pursuant to a Rights Agreement, dated as of July 17, 1986, between Transamerica and First Interstate Bank of California (the "Rights Agreement"), each Right entitles the registered holder to purchase from Transamerica a unit consisting of one one-hundredth of a share (a "Unit") of Series A Participating Preference Stock, without par value (the "Preference Stock"), at a Purchase Price of $135 per Unit, subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price. Transamerica Common Stock issued pursuant to this Prospectus will be issued with the Rights at the rate of one Right for each share of Common Stock issued, provided that such Common Stock is issued prior to the Distribution Date (as defined below).

     The Preference Stock purchasable upon exercise of the Rights will rank pari passu with other series of preference stock, but senior to the Common Stock. Each share of Preference Stock will have a preferential quarterly dividend equal to the greater of $10 per share or 100 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Preference Stock will receive a preferred liquidation payment equal to the greater of $100 per share or 100 times the payment made per share of Common Stock. The Preference Stock is not redeemable. Each share of Preference Stock will vote together with the Common Stock and will be entitled to 100 votes per share. The rights of the Preference Stock as to dividends, voting and liquidation are protected by customary anti-dilution provisions.

     Prior to a Distribution Date (as defined in the next sentence) the Rights will be evidenced by shares of Common Stock and cannot be traded separately from such shares. The Rights will separate from the Common Stock and a Distribution Date (the "Distribution Date") will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that could result, if successful, in a person or group beneficially owning 30% or more of such outstanding shares of Common Stock.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on August 8, 1996, unless earlier redeemed by Transamerica as described below. Until a Right is exercised the holder thereof, as such, will have no rights as a stockholder of Transamerica, including without limitation the right to vote or to receive dividends.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

     In the event that (i) Transamerica is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged (other than a merger described in the subsequent paragraph), (ii) a Person becomes the beneficial owner of more than 30% of the then outstanding shares of Common Stock (except pursuant to a cash tender offer for all shares at a fair price), or
(iii) during such time as there is an Acquiring Person, an event involving Transamerica occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Stock (or, in certain circumstances, cash, property or other securities of Transamerica) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or certain transferees thereof will be null and void.

     In the event that, at any time following the Stock Acquisition Date, (i) Transamerica is acquired in a merger or other business combination transaction in which Transamerica is not the surviving corporation (other than a merger at the same price as a prior cash tender offer for all shares at a fair price),
(ii) a Person consolidates or merges with or into Transamerica (other than a merger at the same price as a prior cash tender offer for all shares at a fair price) and all or part of Transamerica's outstanding shares are changed into or exchanged for stock or securities of any other Person or cash or other property or (iii) 50% or more of the assets or earning power of Transamerica and its subsidiaries, taken as a whole, is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise of such Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time until the earlier of ten days following the Stock Acquisition Date and the date of termination of the Rights Agreement, Transamerica may redeem the Rights in whole, but not in part, at a price of $0.05 per Right. After the redemption period has expired, Transamerica's right of redemption may be reinstated if each Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving Transamerica. Immediately upon the action of the Board of Directors ordering redemption of the rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.05 redemption price.

     While the distribution of the Rights was not taxable to stockholders or to Transamerica, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of Transamerica or for common stock of the acquiring company as set forth above.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Transamerica other than pursuant to a cash tender offer for all shares at a fair price or pursuant to an offer conditional on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Transamerica since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) August 8, 1996, redeem all but not less than all of the then outstanding Rights at the redemption price. It should be noted, however, that Transamerica's Certificate of Incorporation requires a vote of a majority of the stockholders who are not interested parties for certain business transactions with a 20% or greater stockholder, provides for a classified Board of Directors, prohibits stockholder action by written consent and requires a vote of 80% of the outstanding shares to amend Transamerica's By-Laws.

     The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which was filed with the Commission on July 28, 1986 as
Exhibit 4.1 to Transamerica's Current Report on Form 8-K.

                 DESCRIPTION OF PREFERRED AND PREFERENCE STOCK

     Under Transamerica's Certificate of Incorporation, the Board of Directors is authorized to issue shares of preferred stock and the preference stock from time to time in one or more series and to determine the designation and number of shares of each series and the relative rights, preferences and limitations with respect to dividends, redemption (including sinking fund provisions), liquidation, dissolution or winding up, voting rights and conversion, all in accordance with the laws of the State of Delaware. When shares of preferred stock or preference stock are issued, certain rights of the holders thereof may materially affect the rights of the holders of Common Stock, including voting rights and preferences in respect of dividends and liquidation.

     As of July 31, 1991, Transamerica had issued and outstanding 750 shares of Series A-1, 750 shares of Series B-1 and 750 shares of Series C-1 Dutch Auction Rate Transferable Securities (TM) Preferred Stock ("DARTS" (TM)). The DARTS are entitled to receive, when, as and if declared by the Board of Directors of Transamerica out of funds legally available therefor, cumulative cash dividends. Dividends are payable approximately every 49 days. The dividend rate for each series of DARTS for each approximately 49-day dividend period is determined by an auction which is held on the business day preceding each dividend period; provided that in no event will such rate be greater than a rate multiple (ranging from 110% to 250%, based on the prevailing rating of the DARTS) multiplied by the 60-day "AA" Composite Commercial Paper Rate or lower than 58% of the 60-day "AA" Composite Commercial Paper Rate in each case in effect on the date of auction. The DARTS have a liquidation preference of $100,000 per share plus an amount equal to accrued and unpaid dividends. The DARTS are not convertible into shares of Common Stock or other capital stock of Transamerica and have no preemptive rights. The DARTS are not subject to any sinking fund, but are subject to redemption at the option of Transamerica on any dividend payment date for the DARTS. The redemption price is equal to $100,000 per share plus an amount equal to accrued and unpaid dividends on such shares (whether or not earned or declared) to the redemption date. The holders of the DARTS have no voting rights, except in certain limited circumstances relating to the failure of Transamerica to pay accumulated dividends, or the alteration of the rights of preferred shareholders, or as expressly required by applicable law. The holders of any series of DARTS are entitled to vote when the dividends payable on a given outstanding issue shall be accumulated and unpaid for six calendar quarters (whether declared or not and whether consecutive or not). The holders of record of all series of DARTS shall have the rights, as a single class, to elect two directors at the next annual meeting of stockholders. At such meetings where DARTS holders are entitled to vote, the holder of each DARTS share shall be entitled to one vote for every dollar ($1.00) of the stated liquidation preference of each share ($100,000). The consent of the holders of at least two-thirds of the outstanding voting power of the DARTS of all series is also necessary to effect the authorization of any class of shares which would rank prior to shares of the DARTS as to dividends or upon liquidation or to authorize any amendment of the Certificate of Incorporation or the By-Laws of Transamerica that would adversely affect the rights of the DART holders.

                       DESCRIPTION OF CAPITAL SECURITIES

     Transamerica may issue a series of Subordinated Securities that are structured as Subordinated Capital Securities and that are payable at Maturity only by exchange for, or from certain Available Funds from the sale of, Common Stock, Perpetual Preferred Stock or other capital securities of Transamerica acceptable to the Rating Agencies (the "Capital Securities"). Unless otherwise provided in the Prospectus Supplement, whenever Subordinated Debt Securities are exchangeable for Capital Securities, Transamerica will be obligated to deliver at Maturity Capital Securities with a Market Value (as defined below) equal to the principal amount of such Subordinated Debt Securities. In addition, Transamerica will unconditionally undertake to sell the Capital Securities in a secondary offering (the "Secondary Offering") on behalf of the holders of such Subordinated Capital Securities who elect to receive cash and not Capital Securities at Maturity with a Market Value (as defined below) equal to the principal amount of such Subordinated Debt Securities. Transamerica will bear all expenses of the Secondary Offering, including underwriting discounts and commissions. If Transamerica fails to effect the Secondary Offering, it will deliver to the holders of Subordinated Debt Securities Capital Securities, and not cash, upon exchange of the Subordinated Debt Securities. In such event, Transamerica will have no continuing obligation to effect a Secondary Offering but will not be relieved of any liability for money damages resulting from the breach of its obligation to effect a Secondary Offering. The "Market Value" of any Capital Securities means their sale price in the Secondary Offering. If Transamerica does not effect the Secondary Offering, the Market Value of such Capital Securities shall be the fair value when exchanged as determined by three independent nationally recognized investment banking firms selected by Transamerica.

     Transamerica may select any Perpetual Preferred Stock as Capital Securities to be exchanged for Subordinated Capital Securities or to be sold and the proceeds of such sale designated on the books of Transamerica and set forth in a notice to the Subordinated Trustee and the Rating Agencies as Available Funds. "Perpetual Preferred Stock" is any preferred stock that is not mandatorily, or at the option of the holder, redeemable or repayable, otherwise than in shares of Common Stock or Perpetual Preferred Stock of another class or series or with the proceeds of the sale of Common Stock or Perpetual Preferred Stock. Any shares of Perpetual Preferred Stock to be so issued will have such designations, preferences, dividend and other rights, qualifications, limitations and restrictions as may be determined by Transamerica and approved by the Board of Directors.

     Transamerica may also select any other securities to be exchanged for Subordinated Capital Securities or to be sold and an amount equal to the proceeds of such sale to be designated as Available Funds which qualify at the time of exchange or sale as Capital Securities as determined by the Rating Agencies. Such other Capital Securities will have such terms as may be determined by Transamerica and approved by its Board of Directors.

                              PLAN OF DISTRIBUTION

     Transamerica may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, the purchase price of such Debt Securities and the proceeds to Transamerica from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Debt Securities may be listed and any restrictions on the sale and delivery of Debt Securities in bearer form.

     If underwriters are used in the sale, Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may also be sold directly by Transamerica or through agents designated by Transamerica from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by Transamerica to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Act. Agents and underwriters may be entitled under agreements entered into with Transamerica to indemnification by Transamerica against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, Transamerica or its affiliates in the ordinary course of business.

     All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by Transamerica for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                    EXPERTS

     The financial statements and schedules of Transamerica Corporation and consolidated subsidiaries incorporated by reference in this Prospectus and in the Registration Statement relating hereto have been audited by Ernst & Young, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1990. The financial statements and schedules audited by Ernst & Young have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sedgwick Group plc and consolidated subsidiaries incorporated by reference in this Prospectus and in the Registration Statement relating hereto have been examined by Coopers & Lybrand Deloitte, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report on Form 10-K for the year ended December 31, 1990. The financial statements examined by Coopers & Lybrand Deloitte have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the Debt Securities and certain other legal matters in connection therewith will be passed upon for Transamerica by Orrick, Herrington & Sutcliffe, San Francisco, California.